EXHIBIT 21

LIST OF MATERIAL SUBSIDIARIES OF THE COMPANY

Jurisdiction of
Name of Subsidiary (1)	Incorporation or Organization

Crest Capital LLC	Nevada
Golden West Leasing, LLC	Nevada
HBOS Manufacturing, LP (2)	Delaware
Oak Leaf Holdings, LLC	Delaware
Oakwood Acceptance Corporation, LLC (3)	Delaware
Oakwood Capital Corporation	Nevada
Oakwood Financial Corporation	Nevada
Oakwood Investment Corporation	Nevada
Oakwood NSPV I Corporation	Nevada
Oakwood Mobile Homes, Inc. (4)	North Carolina
Oakwood Mortgage Investors, Inc.	Nevada
Oakwood Shared Services, LLC	Delaware
OMI Note Trust 2001-A	Delaware
Preferred Housing Services	Delaware
Suburban Homes Sales, Inc.	Michigan
Tarheel Insurance Company, Ltd.	Bermuda

(1)	Each subsidiary does business under its corporate name.

(2)	Also does business under the names “Crest Homes,” “Golden West Homes,” “Homes by Oakwood,” “Marlette Homes” and “Schult Homes.”

(3)	Also does business under the name “Golden Circle Financial Services.”

(4)	Also does business under the names “Freedom Homes,” “Golden West Homes” and “Schult Homes.”